EXHIBIT 10.1
                                 PROMISSORY NOTE

$350,000.00                                           April 28, 1998

      FOR VALUE RECEIVED, the undersigned, CELEBRITY ENTERTAINMENT, INC. (E.I.N. 11-2880337), a corporation authorized and existing under the laws of the state of Delaware whose offices are located at 214 Brazilian Avenue, Palm Beach, Florida 33480 (hereinafter referred to as the "Maker"), hereby agrees and promises to pay to the order of ROGER MARTIN AND CAROLE MARTIN, CO-TRUSTEES OF THE ROGER MARTIN REAL ESTATE EMPLOYEES' PROFIT SHARING PLAN & TRUST as to 78.57143% ("Martin") and RENO R. OUELLETTE as to 21.42857% ("Ouellette") (hereinafter Martin and Ouellette are referred to collectively as the "Payees"), the principal sum of U.S. THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($350,000.00) in lawful money of the United States of America (the "Principal Amount"), together with interest thereon at a fixed rate of FIFTEEN AND 00/100THS PERCENT (15.00%) per annum, which shall be due and payable in the following manner:

      interest only calculated from the date hereof and payable monthly, commencing June 1, 1998 and continuing on the same day of each month thereafter for a period not exceeding five (5) years from the date hereof with Maker's equal payments of FOUR TH0USAND THREE HUNDRED SEVENTY-FIVE AND 00/100THS DOLLARS ($4,375.00), at which time the entire unpaid Principal Amount of THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($350,000.00) and any unpaid interest thereon shall be paid in full on April 28, 2003.

      Maker has granted Payees a security interest in certain collateral, including, but not limited to, real property collateral described in that certain valid, subsisting Mortgage Deed, security Agreement And Absolute Assignment Of Rents ("Mortgage") of even date herewith, recorded or to be recorded in the county in which the real property described in the Mortgage is located, and by this reference is incorporated herein. This Note shall not be subordinated to the claims of any secured or unsecured creditor of the Maker.

      The monthly payment may, in Payees' sole discretion, include an escrow for taxes equal to one-twelfth (1/12) of the annual taxes on the real property subject to the Mortgage.

      The Principal Amount and interest shall be payable in lawful money of the United States of America as follows:

      To Martin, as to 78.57143%:

      Roger Martin and Carole Martin, Cc-Trustees
      749 N.E. 74th Street
      Boca Raton, Florida 33487

      To Ouellette, as to 21.42857%:

      Reno R. Ouellette
      P.O. Box 10
      Fort Kent Mills, Maine 04744

or at such place as may hereafter be designated by written notice from the Payees to the Maker hereof.

      Makers may prepay all. but not part, of the Principal Amount at any time after the date hereof, upon thirty (30) days prior written notice thereof to Payees, and subject to a prepayment penalty equal to: three percent (3.00%) of the Principal Amount if paid on or before April 28, 2001; two percent (2.00%) of the Principal Amount if paid after April 28, 2001 and on or before April 29, 2002; and one percent (1.00%) of the Principal Amount if paid after April 28, 2002 and before April 28, 2003.

      If any monthly interest payments are not timely made, Maker shall also pay to Payees a late charge equal to ten percent (10%) of each payment past due for ten (10) or more days. The Maker shall pay any and all late charges promptly but only once on each late payment. If any monthly interest payments are not timely made, Maker shall also pay to Payees interest at the maximum interest rate allowed by Florida law on each payment past due commencing with the eleventh
(11th) day after the due date and continuing for so long as such payment remains unpaid. Makers shall pay $25.00 for each payment check returned to the Payees for insufficient funds. Acceptance by Payees of any late payment without an accompanying late charge or interest thereon shall not be deemed a waiver of Payees' right to collect such late charge or interest or to collect a late charge or interest for any subsequent late payment received.

      All monies received from any source for application toward the payment of the obligations shall be applied to accrued interest and then to the Principal Amount. Any prepayment shall include accrued interest and all other sums then due. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by the Payees. If any payment received by Payees under this Note is rescinded, avoided or for any reason returned by Payees because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note an though such payment had not been made. The term "obligations" used in this Note refers to any and all obligations under this Note other than the payment of the Principal Amount or the interest thereon.

      Mortgagor shall be in default under this Note upon the happening of any one or more of the following events, circumstances, conditions, or obligations ("Event of Default"): (i) the failure by Maker to pay within fifteen (15) days of the date they severally become due, all and singular the payments of principal and interest and other sums of money payable by virtue of the Note, or any renewal or extension thereof; (ii) the failure of performance of the obligations under this mate or to abide by any other provision of the loan documents, and such failure shall continue for thirty (30) consecutive days after written notice from Payees; (iii) a warranty or representation made or deemed made or furnished Payees in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false; (iv) the failure of Maker to obtain and maintain required insurance(s);
(iv) without prior written consent of Payees, a material alteration in the kind or type of Maker's business; (v) the filing of a petition in bankruptcy or for reorganization under the Bankruptcy Code, or any similar bankruptcy or insolvency federal or state statute or law, by or against Maker, or the filing of any involuntary petition, and any such filing is not discharged within thirty
(30) days after its filing; (vi) the appointment of a receiver or trustee for any of Maker's property filed by or against maker inclusive of this Note, and which is not dismissed within thirty (30) days, or if a receiver or trustee of any property of Maker or is appointed and is not discharged within thirty (30) days, or if Maker makes a general assignment or transfer for the benefit of creditors, or the insolvency of the Maker; (vii) the filing of any action or proceeding commenced by any person other than Payees to which action or proceeding Payees are made a party or which it shall become necessary to defend or uphold the lien of the Mortgage, and such action or proceeding is not dismissed within thirty (30) days; (viii) the institution of a foreclosure proceeding on any mortgage inferior to the Mortgage, or the institution of a foreclosure proceeding on any lien of any kind encumbering the Mortgaged Property, and such proceeding is not dismissed within thirty (30) days; (ix) the assignment by the Maker of the rents of the Property under the Mortgage, or any part thereof without the prior written express consent of the Payees; or (x) the allowance by the Maker of the Mortgaged Property to become subject to the lion of any mortgage in connection with which payments on account of the indebtedness secured hereby are to be made directly or indirectly by or through the Mortgages/Payees.

      Upon the occurrence of an Event Of Default, as herein defined, Payees may, at their sole discretion and at any time thereafter, take the following actions immediately and without notice: (i) accelerate maturity of this Note and the entire amount of principal and interest hereby secured together with all other Obligations under the Note, all of which shall be immediately due and payable;
(ii) exercise its right of set-off, or to foreclose its security interest or lien, or to apply for the appointment of a receiver; (iii) institute proceedings for foreclosure of the mortgage; or (iv) exercise any other rights and remedies under the Note, the Mortgage, or as provided by law or equity.

      Maker shall pay all of Payees' reasonable expenses actually incurred to enforce or collect any of the obligations, including, without limitation, reasonable arbitration, paralegals', attorneys', accountants', and experts, fees and expenses, whether incurred without the commencement of a suit, in any trial, or administrative proceeding, or in any appellate or bankruptcy proceeding. Maker shall reimburse Payees fully within thirty (30) days of Payees' making any payment(s) for such costs and expenses together with interest at the maximum interest rate allowed by Florida law.

      The total liability under this Note for payments in the nature of interest shall not exceed the limits imposed by the usury laws applicable hereto from time to time. In no event shall these limits become less than the limits presently authorized. Notwithstanding any provision herein, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the Principal Amount and not to the payment of interest, and
(ii) if the loan evidenced by this Note has been or in thereby paid in full, the excess shall be returned to the party paying same, such application to the Principal Amount or the refunding of excess to be a complete settlement and acquittance thereof.

      Maker hereby waives demand for payment, protest, presentment for payment, notice of dishonor, notice of protest, notice of intention to accelerate maturity, notice of acceleration of maturity, all other notices of any kind, diligence in bringing suit against any party, resort to collateral and impairment of collateral, and hereby consents that the time for payment of all or any part of the Principal Amount, and of the interest hereon, may be extended from time to time by Payees without notice, and that any such extension shall not discharge or otherwise impair the obligation represented by this Note.

      Unless applicable law requires a different method, any notice that must be given to the Maker under this Note shall be given by mailing it by first class mail to the Maker at the address indicated above. Any notice that must be given to the Payees under this Promissory Note shall be given by mailing it by first class mail to the Payees at the addresses indicated above to which payments must be made.

      This Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. No waivers, amendments or modifications of this Note or the Mortgage shall be valid unless in writing and signed by the Payees. Payees' interest in and rights under this Note are freely assignable, in whole or in part. Maker shall not assign its rights and interest hereunder without the prior written consent of the Payees, and any attempt by Maker to assign without Payees' prior written consent is null and void. Any assignment shall not release Maker from the Obligations. This Note and the Mortgage shall be governed by and construed under the laws of Florida. If any provision of this Note or the Mortgage shall be prohibited or invalid under applicable law, such provision shall be ineffective by only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or the mortgage. The term "person" shall mean any individual, person or entity. Each Maker is jointly and severally obligated under this Note.

      Maker and Payees agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute. The term "Dispute" shall mean any demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Note and the Mortgage between or among parties to this Note.

      IN WITNESS WHEREOF, the Maker, by and through its duly authorized officer, has executed and delivered this Note on this 28th day of April, 1998.

                                    CELEBRITY ENTERTAINMENT, INC.,
                                    a Delaware Corporation, Maker

                                    /s/                      (SEAL)
                                    By: J. William Metzger
                                    Its: Executive Vice-President